Exhibit 10.3

EXECUTION VERSION
MANAGEMENT SERVICES AGREEMENT
This Management Services Agreement (the “Agreement”) is made and entered into effective as of August 4, 2020, by and between Peabody Investments Corp., a Delaware corporation (“Service Company”), and each of the companies listed on the signature page hereto under the header “Client Company” (each a “Client Company”, and collectively, the “Client Companies”) (Service Company and each Client Company are, collectively, the “Parties”).
WHEREAS, Service Company and each Client Company are direct or indirect subsidiaries of Peabody Energy Corporation, a Delaware corporation (“PEC”); and
WHEREAS, Service Company desires to provide certain services to Client Company, all on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Services and Service Standard.
(a)Service Company shall render such services to Client Company as are set forth on the attached Exhibit A (the “Services”) at the time, in the place and in the manner as agreed by the Parties from time to time and as reasonably required by Client Company for its operations, subject to the availability of qualified employees. Service Company shall be entitled to give priority to its own business needs in determining the availability of employees to provide the Services.
(b)The Services set forth on Exhibit A may be altered at any time or from time to time to expand, reduce or delete Services or to alter the scope of any of the Services upon mutual consent of the Parties, which consent shall revise Exhibit A and supersede and replace the Exhibit A then in effect.
(c)Service Company will use reasonable and ordinary care, skill and diligence to perform the Services and at least at the level required for the Client Company to operate its businesses in the ordinary course. For the avoidance of doubt, Service Company is not required to provide any services beyond what is commercially reasonable if an extra-ordinary event were to occur. Client Company shall furnish Service Company with such information and other reasonable assistance as is necessary to enable Service Company to perform the Services.
(d)In order to provide the Services, Service Company will employ executive officers, accountants, financial advisers, technical advisers, attorneys and other persons with the necessary qualifications. If necessary, Service Company may also arrange for the services of nonaffiliated experts, consultants, attorneys, or contractors in connection with the performance of any of the Services provided under this Agreement.
2.Payment. In consideration for the Services provided by Service Company pursuant to this Agreement, the Client Company receiving Services shall pay the Service Company such amounts as the Parties may agree from time to time in accordance with the policies and procedures described on Exhibit A. Billing will be made on a monthly basis with the bill to be rendered as soon as practicable after the close of the calendar month. The first bill shall cover the month ending August 31, 2020. Payment shall be made by direct payment or by charging inter-company accounts as evidenced by the books and records of the Parties, in either case within 30 days of billing. The cost basis, timing, and procedures for payment by Client Company to Service Company will be based on the policies and procedures described on Exhibit A.
3.Confidentiality. Except as otherwise agreed by the Parties or as required by applicable law, particularly with respect to disclosures to governmental entities or regulatory bodies, each Party shall maintain as confidential and not disclose any information related to the other Party obtained by either Party in connection with the performance of the Services. Neither Party shall disclose any information regarding the other Party obtained as a result of access to the other Party’s records or obtained in connection to the provision of Services except as required by applicable law. Notwithstanding the foregoing: (a) nothing in this Agreement shall limit the ability of either Party to share information with PEC, and any of PEC’s affiliates or subsidiaries, provided that such party with whom such information is shared is advised of the restriction contained in this Section 3; (b) nothing in this Agreement shall limit the ability of either Party to share information with any of its lenders for the purpose of demonstrating the entry into, or performance under, this Agreement does not create an event of default under any agreements between such Party and such lender. This Section 3 shall not be deemed to prevent either Party from complying with any governmental order or decree to produce the confidential information, but upon receiving notice of any such request to provide information, such Party will promptly give notice thereof to the other Party and will cooperate with the other Party’s efforts, if any, to contest the issuance of such order or decree.
4.Term and Termination.
(a)The initial term of this Agreement shall begin on the date hereof and shall continue for a period of five years (the “Initial Term”) and, after the Initial Term, shall automatically renew for successive terms of one year each, unless earlier terminated by the Parties in accordance with this Section 4.
(b)At any time, whether during the Initial Term or a subsequent renewal term:
(i)  Service Company may terminate this Agreement by written notice delivered to the Client Companies at least 30 days prior to termination, or by written notice if the Client Companies commit a material breach of this Agreement which the Client Companies fail to remedy by the 10th day after receipt of a written notice of such breach; and
(ii)  The Client Companies may terminate this Agreement by written notice delivered to Service Company at least 30 days prior to termination, or by written notice if Service Company commits a material breach of this Agreement which Service Company fails to remedy by the 10th day after receipt of a written notice of such breach.
(c)In the event of termination of this Agreement, all rights and obligations of the Parties hereunder shall cease to have effect immediately, and each Party shall be obligated to pay any outstanding fees for Services rendered prior to the date of termination.

5.Relationship of the Parties. In performing the Services, it is understood and agreed that Service Company will for all purposes hereof be deemed to be an independent contractor and will not, unless otherwise expressly authorized by Client Company, have any authority to execute any transaction or contract on behalf of Client Company.
6.Service Company’s Employees. Service Company, solely and exclusively, shall employ, discharge, and fix the compensation and practices of its employees, shall be solely responsible for their payment and shall comply with all laws pertaining to payment of employees. Service Company, solely and exclusively, shall be responsible for paying for and maintaining all private and group employee benefits, plans and programs, including, without limitation, all life, accidental death and dismemberment, health, sickness, accident benefits, whether insured or not, which Service Company may offer to its employees; and with regard thereto shall indemnify, defend and save harmless Client Company from any and all claims and liability associated therewith.
7.Force Majeure. Neither Party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any Force Majeure Event (as defined below). The Party claiming inability to perform due to a Force Majeure Event shall take appropriate means to lawfully minimize or remove the effects of the Force Majeure Event and, within the shortest possible time, attempt to resume performance of the obligation affected by the Force Majeure Event. If, after 10 business days, a Force Majeure Event prevents the fulfillment of obligations hereunder by a Party, the non-defaulting Party may, by providing the defaulting Party with written notice, promptly seek and implement an alternative source of Services for the particular Service that has been discontinued for as long as that Service is unavailable during the Force Majeure Event or immediately terminate this Agreement. A “Force Majeure Event” means any event, series of events, crisis, trend or state of affairs whatsoever, in any part of the world, which is or are beyond the reasonable control of the affected Party, including, without prejudice to the generality of the foregoing, the following: war or civil war (whether declared or not), other hostilities (including terrorism, sabotage, vandalism, riot, insurrection, revolution or other civil commotion), international or domestic political crisis or tension, explosion, bombing, labor disputes, strikes, lockout, action or omission by any governmental authority, epidemic or quarantine restrictions, inability to obtain labor or materials as a result of factors listed herein, fire, flood, storm, earthquake, hurricanes, tornado, drought, disease or other acts of God, which has a direct, material and significant impact on the affected Party to perform its obligations under this Agreement.
8.Indemnification. Each party (the “Indemnitor”) shall indemnify, defend, and hold harmless the other party, its parent, affiliates and related parties, and the officers, directors and employees of such companies (hereinafter collectively the “Indemnitee”) from and against any and all liabilities, claims, demands, losses, damages, costs and expenses, including reasonable attorney’s fees, arising out of claims of bodily injury to or death of any person (including employees of either party) or damage to property owned by the Indemnitee or a third party (including employees of either party), to the extent caused by the negligent or willful act or omission of any of the Indemnitor’s employees or agents committed (i) while such employee or agent is present on the premises of the Indemnitee in the course of performing under this Agreement, or (ii) while the injured person or damaged property is present on the premises of the

Indemnitor in the course of performing under this Agreement. Further, each party shall indemnify and hold harmless the other from and against any and all fines, penalties, losses, damages, costs and expenses, including reasonable attorney’s fees, arising out of a violation of law by the Indemnitor. A party claiming indemnification under this Section shall give prompt notice to the other party of such claim and shall cooperate in the defense thereof. An indemnifying party shall not be liable to pay any settlement unless it has consented to such settlement.
9.Compliance with Laws; Policies. Service Company represents, warrants, and agrees that it shall comply with all federal, state and local laws, rules, ordinances, requirements and regulations, and all applicable licenses, permits, administrative orders and court orders, now or hereinafter in effect in the performance of Services. Service Company shall, as applicable, comply with Client Company’s health, safety, and environmental policies in the performance of Services on Client Company’s premises.
10.Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, and any purported assignment without such consent shall be void and of no effect.
11.Amendment; Waiver. Any waiver, amendment, modification or supplement of any term or condition of this Agreement shall be effective only if in writing and signed by both Parties or otherwise mutually agreed by the Parties. The failure of a Party to exercise a right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.
12.Notices. All notices under this Agreement that are required to be in writing shall be given in writing upon receipt by either registered mail, return receipt requested, by recognized overnight courier, by email, or by such other means as the Parties mutually agree, as follows:
If to Service Company:
Peabody Investments Corp.
701 Market Street
St. Louis, Missouri
63101-1826
Attention: Eric R. Waller
Email: ewaller@peabody.com

If to Wilpinjong Coal Pty Ltd:
Wilpinjong Coal Pty Ltd
100 Melbourne Street
South Brisbane QLD 4101
Attention: Eric R. Waller
Email: rbruer@peabody.com

If to another Client Company:
Specific Client Company or Companies
701 Market Street

St. Louis, Missouri
63101-1826
Attention: Eric R. Waller
Email: rbruer@peabody.com

13.Binding Effect. This Agreement and all of the provisions hereof shall be binding upon both Parties, and their respective successors and permitted assigns, and shall inure to the benefit of both Parties, and their successors and permitted assigns.
14.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and does not confer on third parties any remedy, claim, reimbursement, or other right in addition to those existing without reference to this Agreement.
15.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
16.Headings. The captions appearing in this document are inserted only as a matter of convenience and as a reference and shall in no way define, limit or describe the scope or intent of this Agreement or any of the provisions thereof.
17.Counterparts. This Agreement may be executed in separate counterparts (including by means of electronic signature pages in portable document format), each of which will be deemed to be an original and all of which taken together will constitute one and the same Agreement.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by its duly authorized officer as of the date first written above.
           SERVICE COMPANY
Peabody Investments Corp.

By: /s/ Eric R. Waller
Name: Eric R. Waller
Title: Vice President & Deputy General Counsel–Corporate & Assistant Secretary

[Signature Page to PIC Management Services Agreement]

CLIENT COMPANIES

Wilpinjong Coal Pty Ltd

Executed by Wilpinjong Coal Pty Ltd (ACN 104 594 694) in accordance with section 127 of the Corporations Act 2001 (Cth):
/s/ Brock Haas	/s/ Ferdinand Kruger
Signature of Director	Signature of Director/~~Secretary~~
Brock Haas	Ferdinand Kruger
Name of Director	Name of Director/~~Secretary~~

PIC AU Holdings LLC

By: Robert F. Bruer
Name: Robert F. Bruer
Title: President

PIC AU Holdings Corporation

By: Robert F. Bruer
Name: Robert F. Bruer
Title: President

PIC Acquisition Corp.

By: Robert F. Bruer
Name: Robert F. Bruer
Title: President

[Signature Page to PIC Management Services Agreement]

EXHIBIT A
SERVICES
Services to be Provided:
1. Accounting, including cost accounting services, capital and fixed asset accounting, balance sheet review and reconciliations, ledger control and maintenance, master data maintenance for cost centers, profit centers and mining/operating units, accounting support for marketing and sales, intercompany/affiliate accounting, tax accounting and management of internal accounting processes (including support and operation of internal audit and internal controls);
2. Finance, including supply chain systems (including access to order shipping and billing systems, access to procurement systems, warehouse and distribution services and logistics and planning), administrative services for internal/management financial reporting, accounts payable, accounts receivable, invoicing, financial statements and reporting systems and inventory management and reporting;
3. Treasury, including treasury banking, payment processing, bank account reconciliation and management, cash flow positions analysis, cash reports and forecasts, administration of account receivable securitization programs, lockboxes and payment of accounts payable and collection of accounts receivables;
4. Tax, including consultation on federal and state excise tax, sales and use tax, property tax, payroll tax and/or federal and state income tax and reporting and filing;
5. Human Resources, including payroll services, compensation planning, benefit plan management, travel and expense reporting, time and attendance recording and employee management systems;
6. Information Technology and Telecommunications, including personal computing hardware provision, personal communication device management (including blackberries, iPhones, iPads and other handheld PDAs), software applications and systems, network systems (including application suites, phone, fax, email and internet service), security services, backup/recovery services, access to SAP systems (with appropriate data as necessary), data management, enterprise communications and standard IT support (including help desk services and SAP support);
7. Product Risk, including quality control services, risk control services and health, safety and environmental services, regulatory reporting and certification matters, consumer relations (including consumer contact processing and consumer reimbursement), product returns and problem notification.

8. Corporate Strategy and Development, including generation strategy, asset valuation, business development, forecast and scenario planning;
9. Communications, including internal, external and administrative communications, branding, support services, and external affairs (including federal/state/local government regulatory affairs, community involvement, investor relations, corporate contributions, business association membership fees/dues);
10. Customer/Supplier relationships/support, including purchasing support, contract maintenance and negotiation, and marketing services;
11. Records management, including management, archiving and destruction of records, oversight and governance of compliance/corporate policies, and development and oversight of records retention policies;
12. Legal services from corporate in-house legal department, including drafting and reviewing legal documents and contracts, legal consultation and opinions, maintaining corporate books and records, litigation management, regulatory compliance, corporate structuring advice and management, administration of outside legal services, and advice for transactions;
13. Geological services; and
14. Mining reclamation bonding support, including the provision of financial assurance in support of surety bonds and bank guarantees with third party insurers and credit support by the Service Company or its direct parent for such surety bonds and bank guarantees.
Procedures and Policies for Determining Cost:
•Fees for Services will be calculated as Direct Costs plus Indirect Costs, in each case calculated as follows:
◦Direct Costs will be calculated on a cost-plus basis, as follows:
▪For the Services in Items 1-13 above, the Client Company shall pay the Service Company a sum equal to the Direct Cost plus a fee of five percent (5%); and
▪For Item 14, the Client Company shall pay the Service Company a sum equal to the Cost plus a fee equal to two percent (2%) of the total amount bonded.
◦Indirect Costs for each Service will be allocated to the Client Company in accordance with one of the following allocation factors:

▪Percentage of Tons of Coal Produced: Allocation factor will be equal to (i) tons of coal produced by Client Company divided by (ii) total tons of coal produced by PEC’s global operations.
▪Employee Time: Allocation factor based on employee time will be calculated based on existing historical practices for cost allocations based on time spent by employees of Service Company in providing similar Services.
▪Percentage of Headcount: Allocation factor will be equal to (i) number of employees employed by Client Company divided by (ii) total headcount of PEC’s global operations.
The Parties will mutually determine which allocation factors shall be used to calculate each Service within 10 business days after the date of this Agreement and will append such determination in writing to this Agreement.
•“Cost” means the costs and expenses incurred by Service Company in the performance of Services, in each case including (a) the costs and expenses paid out of pocket by Service Company to any third party service provider or consultant to the extent such third party’s services (and corresponding fees) are incremental license fees or one-time consent fees payable by Service Company to a third party service provider or licensor to secure the software license rights required for Service Company to perform the Services in accordance with this Agreement or are paid to a third party service provider or consultant whose services are required to enable Service Company’s performance of the Services in accordance with this Agreement (such costs and expenses in this clause (a), “Direct Costs”) and (b) those costs and expenses incurred by Service Company to utilize its own employees (including salary, benefits and other employment-related costs applicable to individuals) and to utilize resources owned, leased, or licensed by Service Company in the applicable period to perform the Services; provided, however, that where an employee or other resource of Service Company supports both the performance of the Services for the benefit of another affiliate and the performance of any other activity, the costs and expenses relating to such employee or other resource shall be allocated proportionately (such costs and expenses in this clause (b), “Indirect Costs”).
•Prior to December 31 of each year during the Term, the Parties will agree on the Services to be provided and agree on the fees to be charged for such Services in the next calendar year. The Parties agree that the fees for Services provided under this Agreement each year will be set at a value equal to the fair market value of those Services at the time the fees are agreed upon. For purposes of this agreement, fair market value means the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

•In the event any additional Services are requested during a calendar year, the Parties will meet to agree on the Services to be provided and to calculate the fee for such Services. The fees for any such Services will be allocated over the remaining monthly payments in such calendar year.